Pac-West Announces Third Quarter 2005 Results

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Revenues in the third quarter increased slightly to $22.4 million from $21.9 million in the second quarter of 2005; and declined from $31.7 million in the third quarter of 2004, primarily due to the sale of the enterprise customer base that occurred in the first quarter of 2005

•	Minutes of use remained at the record level set in the first and second quarters of 2005, and increased 8% from the third quarter of 2004

•	Net loss narrowed to $0.1 million from a net loss of $2.3 million in the second quarter and a net loss of $3.1 million a year earlier

•	Cash, cash equivalents and short-term investments decreased to $24.0 million from $25.5 million at the end of the second quarter of 2005

Stockton, CA - November 3, 2005 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services in the Western U.S., today announced its results for the third quarter of 2005.

“Pac-West made solid progress in meeting the goals we established for the year,” said Hank Carabelli, president and chief executive officer of Pac-West. “During the third quarter our bottom line improved, while maintaining our minutes of use and revenues from the previous quarter, and repositioning the company to provide services on an expanded national level that enable a wide range of companies to become custom phone companies.”

“Our expansion is focused on effectively serving the needs of our large Internet Service Provider (ISP) customer base as well as growing our customer base in VoIP, wireless broadband and carriers across a common infrastructure. Our customers have encouraged us to expand our services beyond our existing six-state coverage area to enhance their ability to serve their end users,” Carabelli said. “With the VoIP market experiencing double-digit growth, there is a burgeoning nationwide need for the services Pac-West provides today in the western U.S.- bridging the Internet to the public switched telephone network (PSTN) and industry databases for E911, 411 and local number portability.”

Carabelli said, “We continue to respond to growing industry demand by further enhancing our flagship VoiceSource offering which provides essential functionality required by users of next-generation voice communications services. Providing these services on a national level greatly reduces the complexity and costs currently faced by our customers. The expansion is also anticipated to increase our market share of dial-up Internet services, which continues to be an attractive business for us. While we expect that the majority of dial-up Internet service will migrate to broadband over time, we are committed to serving the needs of our dial-up ISPs.”

Carabelli said Pac-West is taking a systematic and cost-efficient approach to expansion. Beginning earlier this year with an expansion into Utah, the company’s first phase of its planned national expansion is expected to extend to 36 of the nation’s major metropolitan markets, covering more than 50% of the U.S. population in 2006. This expansion is expected to be funded from anticipated cash flow and cash on-hand.

Carabelli also said that the company made progress in one of its inter-carrier disputes with AT&T. In the third quarter, a California Public Utilities administrative law judge ruled in favor of Pac-West, ordering AT&T to pay Pac-West approximately $7.1 million in unpaid tariff charges. The ruling has been subsequently appealed, affecting the timing, and potentially the amount and collectability of these future revenues. “We continue to pursue this and similar disputes with vigor. Based on our experience and success in shaping and applying regulatory policy, we expect we will be assuming an increasingly active role in helping to form the policies that will foster the growth of Internet protocol-based services,” he said.

“There is a revolution taking place in voice communications. Actions such as eBay’s announced plans to purchase Skype are fueling the inevitable change in voice communications,” Carabelli said. “For well over a year, we have been positioning Pac-West to compete and grow in this emerging environment by offering the required services to allow any company to become a custom phone company.”

Operating Highlights

Total minutes of use remained constant at 12.2 billion compared to the second quarter of 2005 and increased 8.0% from 11.3 billion in the third quarter of 2004.

Financial Highlights
Three months ended
	Sept. 30,	June 30,	Sept. 30,
($ in millions, except per share amounts)	2005	2005	2004
Total revenues	$ 22.4	$ 21.9	$ 31.7
Net loss	$ (0.1)	$ (2.3)	$ (3.1)
Diluted net loss per share	$ (0.00)	$ (0.06)	$ (0.09)
Cash, cash equivalents & short-term investments	$ 24.0	$ 25.5	$ 34.0
Minutes of use (billions)	12.2	12.2	11.3

Revenues - Pac-West’s total revenues for the third quarter of 2005 increased slightly to $22.4 million from $21.9 million in the second quarter of 2005. Revenues decreased 29.3% from $31.7 million in the third quarter of 2004 primarily due to the sale of the enterprise customer base to TelePacific Corp. in the first quarter of 2005.

Expenses - Network expense was relatively constant at $9.6 million in the third quarter of 2005 compared with $9.7 million in the second quarter of 2005 and increased 12.9% from $8.5 million in the third quarter of 2004 primarily due to the receipt of more negotiated supplier credits in 2004.

Selling, general and administrative expenses (SG&A) were $13.0 million in the third quarter of 2005, an increase from $12.4 million in the second quarter of 2005 primarily related to increased expenses as the company implements its expansion strategy. SG&A expenses decreased 10.3% from $14.5 million in the third quarter of 2004 primarily due to the decrease in employees as a result of the sale of the enterprise customer base during the first quarter of 2005.

Reimbursed transition expenses (RTE) relate to network and administrative services in accordance with a Transition Service Agreement (TSA) entered into with TelePacific Corp. in connection with the sale of the enterprise customer base that obligates the company to provide transition services to TelePacific at our estimated cost. RTE were $4.5 million in the third quarter of 2005, an increase from $2.8 million in the second quarter of 2005 and no such reimbursed expenses in the third quarter of 2004. The $4.5 million for the third quarter of 2005 included a settlement of $0.4 million related to a TSA amendment.

Depreciation and amortization for the third quarter of 2005 was $3.4 million, an increase from $3.2 million in the second quarter of 2005 and a decrease from $7.8 million in the third quarter of 2004. The decline from the third quarter of 2004 was primarily due to recording a non-cash impairment charge of $54.6 million for the company’s tangible assets during the fourth quarter of 2004 that resulted in a lower cost basis in 2005 for these assets and hence lower depreciation expense.

Net Loss - Net loss for the third quarter of 2005 was $0.1 million compared to a net loss for the second quarter of 2005 of $2.3 million and a net loss of $3.1 million in the third quarter 2004. Net loss improved from the prior periods primarily due to the items discussed above. In addition, the net loss improvement from the third quarter of 2004 was also attributed to a decline in interest expense primarily due to the extinguishment of the senior secured note during the first quarter of 2005.

Liquidity - As of September 30, 2005, the company’s cash, cash equivalents and short-term investments were $24.0 million, a decrease of $1.5 million from $25.5 million at June 30, 2005 primarily due to increased capital expenditures.

Investor Call

Management is holding an investor conference call on Thursday, November 3, 2005 at 1:30 p.m. PT / 4:30 p.m. ET to discuss the quarterly results. Investors are invited to participate by dialing 1-888-291-0829 or 706-679-7923. A live webcast will be available on Pac-West's website at www.pacwest.com/investor. An audio replay will be available one hour following the live call through November 17, 2005 by dialing 1-800-642-1687 or 706-645-9291 (passcode # 1742880).

Supplemental Financial and Operational Data

Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West's website at www.pacwest.com/investor/supplemental. Pac-West's filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.

Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, and Oregon. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner or later than contemplated; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, reporters may contact:
Nicole Rayl
Pac-West
209-926-4371
nrayl@pacwest.com

For more information, investors may contact:
Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com

Pac-West Telecomm, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands except per share amounts)
	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2005	2004	2005	2004

Revenues	$ 22,383	$ 31,652	$ 72,383	$ 88,912
Costs and expenses:
Network expenses (exclusive of depreciation shown separately below)	9,628	8,535	29,901	30,175
Selling, general and administrative	13,006	14,454	40,127	42,984
Reimbursed transition expenses	(4,470)	-	(7,318)	-
Depreciation and amortization	3,365	7,760	10,349	24,975
Restructuring charges	24	124	630	503
Total operating expenses	21,553	30,873	73,689	98,637
Income (loss) from operations	830	779	(1,306)	(9,725)
Interest expense, net	1,091	3,073	5,198	8,852
Other expense (income), net	(51)	833	(21,840)	817
(Loss) income before income taxes	(210)	(3,127)	15,336	(19,394)
Income tax expense (benefit)	(84)	-	438	3
Net (loss) income	$ (126)	$ (3,127)	$ 14,898	$ (19,397)

Basic weighted average number of shares outstanding	37,132	36,618	36,958	36,686
Diluted weighted average number of shares outstanding	37,132	36,618	38,718	36,686
Basic net (loss) income per share	($0.00)	($0.09)	$0.40	($0.53)
Diluted net (loss) income per share	($0.00)	($0.09)	$0.38	($0.53)

Condensed Consolidated Balance Sheets
(In thousands)			Sept. 30, 2005
			(unaudited)	Dec. 31, 2004

Cash, cash equivalents and short-term investments			$ 23,957	$ 42,766
Trade accounts receivable, net			8,519	12,277
Prepaid expenses and other current assets			7,055	5,813
Total current assets			39,531	60,856
Property and equipment, net			36,769	43,413
Other assets, net			1,145	2,783
Total assets			$ 77,445	$ 107,052

Accounts payable and accrued liabilities			$ 11,960	$ 15,665
Other current liabilities			6,540	8,407
Total current liabilities			18,500	24,072
Long-term debt			39,079	64,387
Other liabilities, net			449	1,004
Total liabilities			58,028	89,463
Stockholders' equity			19,417	17,589
Total liabilities and stockholders' equity			$ 77,445	$ 107,052

Certain prior period amounts have been reclassified to conform to current period presentations.